EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-105146 and 333-114526 on Form S-8 of International Absorbents, Inc. of our report dated April 28, 2009, relating to the financial statements appearing in this Annual Report on Form 10-K of International Absorbents, Inc. for the year ended January 31, 2009.

/s/ Moss Adams LLP

Seattle, Washington

April 28, 2009